EXHIBIT (h)10

                        ADMINISTRATIVE SERVICES AGREEMENT

      THIS AGREEMENT is made and entered into this 7th of August 2003 by and between BenefitsCorp Equities, Inc. ("BCE"), a Delaware corporation having its principal office and place of business at 8515 East Orchard Road, Greenwood Village, Colorado, 80111, Northwestern Mutual Investment Services, LLC ("NMIS"), a Wisconsin limited liability company having its principal office and place of business at Suite 300, 611 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202 and Mason Street Funds, Inc., a Maryland corporation having its principal office and place of business at 720 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202 (the "Fund").

      WHEREAS, NMIS, a registered broker/dealer, is the principal underwriter, to the Fund, an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and the separate series of the Fund listed on Exhibit A (the "Portfolios"); and

      WHEREAS, through a separate agreement, BCE, a registered broker/dealer and member of the National Association of Securities Dealers ("NASD"), has contractually agreed to provide recordkeeping and administrative services to retirement plans that participate in American Funds Distributors, Inc.'s ("AFD") full service recordkeeping program (the "Program") for such plans; and

      WHEREAS, through a separate agreement, AFD has agreed to permit plan sponsors of retirement plans that participate in the Program and for which a registered representative of NMIS is the designated representative ("Plans" or "Account Holders") to include as investment options within such Plans the Portfolios; and

      WHEREAS, BCE desires to provide the Fund the administrative and recordkeeping services specified herein (the "Services") with respect to Account Holders which have allocated assets to one or more Portfolios; and

      WHEREAS, the Fund recognizes that the Services provided by BCE would otherwise have to be provided by the Fund, its transfer agent or other Fund agent.

      NOW THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

                         Article 1 TERMS OF APPOINTMENT

      Section 1.1. Subject to the terms and conditions set forth in this Agreement, and any Exhibits attached hereto, BCE agrees to perform the Services contemplated by this Agreement solely with respect to Account Holders which may from time to time purchase or sell Portfolio shares.

      Section 1.2. The parties hereto agree that the Services are administrative/recordkeeping services but are not distribution related services or investment advisory services.

      Section 1.3. BCE agrees that it shall maintain and preserve all records required by this Agreement to be maintained and preserved in connection with providing the Services, and shall otherwise comply with all laws, rules and regulations applicable to the Services. Upon written request of NMIS or the Fund, BCE agrees to provide copies of: all historical records relating to Account Holder transactions, any data relating to written communication regarding the Fund or the Portfolios to or from the Account Holders, and any other materials, as may reasonably be requested to enable NMIS or the Fund or their representatives and agents to monitor and review the Services, or to comply with any request of the board of directors (collectively, the "Directors") of the Fund or NMIS or of a governmental body, self-regulatory organization or a shareholder. Such copies will be provided at the expense of NMIS. BCE agrees that it shall permit NMIS or the Fund or their representatives and agents, upon 72 hours prior notice and during regular business hours, to have reasonable access to BCE's personnel and records to monitor the performance of the Services.

      Section 1.4. The provisions of this Agreement shall in no way limit the authority of the Fund to take such action as it may deem appropriate or advisable in connection with all matters relating to the operations of the Fund and/or the sale of the Portfolios' shares.

      Section 1.5. The parties hereto agree that: the Services provided by BCE are not in the capacity of a sub-transfer agent for NMIS or the Fund as that term is defined pursuant to Rule 17A et. seq. of the 1934 Act; the Fund will not list BCE as a sub-transfer agent on any required filings made by its transfer agent or in any Fund prospectus; and BCE shall not be responsible for filing any reports with respect to information that pertains to the Fund.

      Section 1.6. In no event shall BCE be required or authorized to countersign any securities, monitor the issuance of securities with a view to preventing unauthorized issuance, register the transfer of any securities, exchange or convert any securities or transfer record ownership of such securities by book entry or otherwise, except as stated herein.

      Section 1.7. NMIS, the Fund and BCE agree that each intends to clear trades through, and make use of, the National Securities Clearing Corporation's Defined Contribution Clearing & Settlement Service or FundSERV (collectively the "NSCC"). Therefore, effective at such time as the parties are operating under the NSCC, all information shall be passed through the NSCC. This Agreement shall incorporate by reference the terms and responsibilities of the Trading and NSCC Fund/SERV Networking Agreement (the "NSCC Agreement") between BCE, the Fund and NMIS, dated as of even date herewith.

                          Article 2 FEES AND EXPENSES

      Section 2.1. For performance of the Services, as further defined in
Article 5, by BCE, or its affiliates, on behalf of the Account Holders, the Fund agrees to pay BCE an annual asset based maintenance fee, as set out in the fee schedule attached hereto as Exhibit B. Such fee will not be payable from any distribution fees set aside by the Fund.

      Section 2.2. Upon termination of this Agreement, the fee described in
Section 2.1 shall remain payable and due so long as there remain any assets invested in the Fund in any manner by the Account Holders as contemplated by the Agreement. The Fund may modify the rate of the fee described above only upon 120 days' written notice to BCE prior to the end of any calendar year, with such revised rate becoming effective as of the 1st of January following any such calendar year.

      Section 2.3. Such fee shall be due and payable automatically within forty-five (45) days after the last day of the quarter to which such payment relates. In the event such fee is not paid by such time, interest, in addition to the amount due, at the rate of six (6)% annually (or 1/2 of one (1) percent per month outstanding pro rated for any applicable period if less than one year) shall be payable and owed until payment is made.

      Section 2.4. The Fund will calculate the asset balance for each day on which the fees are to be paid pursuant to this Agreement with respect to each applicable Portfolio. BCE shall have the right, upon request, to reasonably audit the preparation of such calculation.

           Article 3 REPRESENTATIONS, WARRANTIES AND COVENANTS OF BCE

      Section 3.1. BCE represents and warrants and covenants to NMIS and the Fund that:

      (a) BCE is a corporation duly organized and existing and in good standing under the laws of the state of Delaware.

      (b) BCE is duly qualified and has all requisite licenses and authority to carry on its business in Delaware and in all other jurisdictions in which it conducts business; and it is a member in good standing of the NASD.

      (c) BCE is authorized to enter into and perform this Agreement, and the performance of its obligations hereunder will not violate or conflict with any governing documents or agreements of BCE or any applicable law, rule, or regulation.

      (d) BCE has and will continue to have access to the necessary facilities, equipment and personnel to perform the Services in accordance with the best industry practice.

      (e) BCE shall promptly notify NMIS and the Fund in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

      (f) the Account Holder records to be made and maintained by BCE will be made, maintained and made available in accordance with applicable law.

      (g) BCE has in place and will maintain an anti-money laundering program which is reasonably designed to comply with applicable laws on anti-money laundering.

    Article 4 REPRESENTATIONS, WARRANTIES AND COVENANTS OF NMIS AND THE FUND

      Section 4.1. NMIS represents and warrants to BCE that:

      (a) NMIS is a limited liability company duly organized and existing and in good standing under the laws of the State of Wisconsin.

      (b) NMIS is duly authorized by all necessary action, approval or authorization to enter into this Agreement and the performance of its obligations hereunder will not violate or conflict with any governing documents or agreements of NMIS or any applicable law, rule, or regulation.

      (c) NMIS is duly qualified and has all requisite licenses and authority to carry on its business in Wisconsin and in all other jurisdictions in which it conducts business.

      (d) NMIS has and will continue to have access to the necessary facilities, equipment and personnel to perform its obligations under this Agreement.

      (e) NMIS shall promptly notify BCE in the event that it is for any reason, unable to perform any of its obligations under this Agreement.

      Section 4.2.The Fund represents and warrants to BCE that:

      (a) The Fund is a corporation duly organized and existing and in good standing under the laws of the State of Maryland.

      (b) The Fund is duly authorized by all necessary action, approval or authorization to enter into this Agreement and the performance of its obligations hereunder will not violate or conflict with any governing documents or agreements of the Fund or any applicable law, rule, or regulation.

      (c) The Fund is duly qualified and has all requisite authority to carry on its business in Maryland and in all other jurisdictions in which Portfolio shares are sold.

      (d) The Fund has and will continue to have access to the necessary facilities, equipment and personnel to perform its obligations under this Agreement.

      (e) The Fund shall promptly notify BCE in the event that it is for any reason, unable to perform any of its obligations under this Agreement.

              Article 5 RECORDKEEPING/ADMINISTRATIVE DUTIES OF BCE

      Section 5.1. Shareholder Information.

      (a) Omnibus Accounts. BCE shall establish and maintain one or more omnibus accounts ("Omnibus Accounts") with each Portfolio or its designated transfer agent. Omnibus Accounts shall be held in the name of BCE, the Plans or a nominee and all transactions for Account Holders shall be processed through such Omnibus Accounts.

      (b) Plan Records. BCE shall maintain a record of the number of Portfolio shares held by each Account Holder.

      (c) Participant Records. BCE will perform the required sub-accounting necessary to record interests by Plan participants ("Participants"), which shall include the name, address and taxpayer identification number of each such Participant and any other records required by a Plan or by law.

      Section 5.2. Shareholder Services.

      (a) BCE shall investigate all inquiries from authorized Plan representatives or other Account Holders relating to the shares held.

      (b) BCE shall forward to Account Holders and Plan representatives, for distribution to Participants, as applicable, all reports to shareholders, dividend and distribution notices, prospectuses, proxy materials and any other related documents as provided by NMIS. Provided however, NMIS, or its designee shall be responsible for shipping the requested materials to BCE branch offices as instructed by BCE.

      (c) BCE shall receive purchase, sale and exchange orders on behalf of Account Holders and their authorized representatives and aggregate, process and transmit such instructions to the Fund's transfer agent.

      (d) BCE agrees to transmit purchase, redemption and exchange orders in good order, according to the terms of this Agreement and each Portfolio's then-current Prospectus and SAI, and in the manner agreed upon by the parties, and acknowledges that the Fund or the Portfolio's designated transfer agent reserves the right to reject any orders not received in good order or any conditional orders.

      (e) BCE shall answer Participant inquiries concerning the Fund or its Portfolios and assist Participants in completing applications or other transactions involving the purchase, redemption or exchange of Portfolio shares; provided, however, that any information supplied by BCE shall either be previously approved by NMIS or the Fund or derived from the current prospectus issued by the Fund.

      Section 5.3. Record Keeping.

      (a) Recordation of the Issuance of Shares. BCE shall record all purchase and sale instructions of Account Holders with respect to Portfolio shares and maintain a record of the total number of shares which are so issued to the Account Holders, based upon data provided to BCE by the Fund or its designee.

      (b) Maintenance of Records. On a bi-monthly basis, BCE will reconcile the records that BCE maintains for the Account Holders with the information BCE is provided by the Fund or NMIS. BCE will notify NMIS and the Fund, or their designees, if discrepancies arise between such records. The Fund, NMIS or their designee and BCE will cooperate to resolve any such discrepancies. In all cases, the Fund's, or its designee's records will be determinative of the official records of the Fund.

      Section 5.4. Designation of Affiliates.

            Notwithstanding anything stated herein to the contrary, BCE may designate one or more of its affiliates or its parent company, Great-West Life & Annuity Insurance Company, for any performance required under this Article 5.

                              Article 6 REPORTING

      Section 6.1. BCE shall provide monthly, a Fund totals report broken down by Portfolio that includes the total number of Participants who own shares of each Portfolio participating in the Program.

      Section 6.2. BCE agrees that it shall provide such other reports as reasonably requested by NMIS or the Fund to the extent BCE makes such reports available to other clients of BCE that have a contractual relationship with BCE similar to that of NMIS and the Fund.

                           Article 7 INDEMNIFICATION

      Section 7.1. BCE agrees to indemnify and hold harmless NMIS, the Fund, their affiliates and their Directors, officers, employees, agents and each person, if any, who controls NMIS or the Fund within the meaning of the Securities Act of 1933, as amended (the "Securities Act") against any losses, claims, damages or liabilities to which any such indemnitee may become subject insofar as those losses, claims, damages or liabilities (or actions in respect thereof) arise out of any actions or failure or omission to act by BCE or its affiliates under this Agreement, or occur in connection with or are based upon their representations, warranties, and obligations under this Agreement and BCE will reimburse the indemnitees for any legal or other expenses incurred by them in connection with investigating or defending such claim or action; provided, however, that BCE will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability results from the negligence or willful misconduct of the Fund, NMIS, or their Directors, officers, employees, agents, or successors or assigns, as permitted hereunder.

      Section 7.2. NMIS agrees to indemnify and hold harmless BCE and its affiliates and their directors, officers, employees, agents and each person, if any, who controls BCE within the meaning of the Securities Act, against any losses, claims, damages or liabilities to which any such indemnitee may become subject insofar as those losses, claims, damages or liabilities (or actions in respect thereof) arise out of any actions or failure or omission to act by the Fund or NMIS, or their affiliates, under this Agreement, or occur in connection with or are based upon their representations, warranties, and obligations under this Agreement and NMIS will reimburse the indemnitees for any legal or other expenses incurred by them in connection with investigating or defending such claim or action; provided, however, that NMIS will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability results from the negligence or willful misconduct of BCE, its directors, officers, employees, agents, or successors or assigns, as permitted hereunder.

      Section 7.3. NMIS agrees to indemnify and hold harmless BCE for any loss incurred by BCE due to errors or delays made or caused by the Fund or its designee in the calculation of a Portfolio's daily net asset value or made by the Fund, or its designee, when transmitting such information to BCE. NMIS also agrees to compensate BCE for any reasonable cost of any adjustments made to Account Holders and/or Participant sub-accounts arising from such information errors.

      Section 7.4. BCE agrees to indemnify and hold harmless NMIS and the Fund for any loss incurred by NMIS or the Fund due to errors or delays made or caused by BCE or its designee in aggregating or processing purchase, sale and exchange orders on behalf of Account Holders or made by BCE, or its designee, when transmitting such information to NMIS or the Fund. BCE also agrees to compensate NMIS, the Fund or the Fund's transfer agent, as the case may be, for any reasonable cost of any adjustments made to the Omnibus Accounts arising from such information errors.

      Section 7.5. Promptly after receipt by an indemnitee under this Article 7 of notice of the commencement of a claim or action that may be covered hereunder ("Claim"), the indemnitee shall notify the indemnitor of the commencement thereof; provided, however, that the failure to provide such prompt notice to the indemnitor shall not relieve the indemnitor of any liability it may have to an indemnitee unless such failure has prejudiced the defense of such claim. As a condition to indemnification hereunder, the indemnitee shall provide the indemnitor with complete details, documents and pleadings concerning any Claim. The indemnitor will be entitled to participate in any Claim and may assume the defense thereof with counsel reasonably satisfactory to the indemnitee. However, if the indemnitee reasonably determines that defenses may be available to it which are not available to the indemnitor, and which may be inconsistent with the interests of the indemnitor, then the indemnitee shall have the right to assume its own defense, with counsel reasonably satisfactory to the indemnitor. Should this situation arise, the indemnitee will promptly notify the indemnitor in writing of its decision and the reasons therefor. The indemnitor shall remain responsible for the cost of reasonable legal or other expenses incurred as they pertain to the additional or inconsistent defenses of indemnitee. After notice from the indemnitor to the indemnitee of the indemnitor's election to assume the defense of any Claim, the indemnitor will not be liable to any indemnitee under this Article 7 for any legal or other expenses subsequently incurred by the indemnitee in connection with the defense of such Claim, except as stated herein. No party shall unilaterally agree to a compromise or settlement of any such claim without the written consent of the other party. Such consent shall not be unreasonably withheld.

                              Article 8 INSURANCE

      Section 8.1. BCE shall maintain insurance in commercially reasonable amounts as required by the NASD. No provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to NMIS, the Fund, BCE or any other insured party which would otherwise be covered by a claim in the absence of any provision of this Agreement.

                              Article 9 ASSIGNMENT

      Section 9.1. Neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties, provided however, that the Fund may add Portfolios without written consent.

      Section 9.2. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and permitted assigns.

                  Article 10 TERM AND TERMINATION OF AGREEMENT

      Section 10.1. This Agreement shall become effective on the date first set forth above and shall continue in effect until terminated as set forth below.

      Section 10.2. This Agreement may be terminated in its entirety or with respect to an individual Portfolio at any time by any party upon sixty (60) days' written notice to the other parties. Notwithstanding the foregoing, this Agreement shall be terminated immediately (i) upon a material breach by any party not cured within thirty days after notice from any other party, (ii) upon termination of services from any party to the Account Holders, or (iii) with respect to a particular Portfolio, upon the provision of notice to BCE that the Fund has terminated NMIS' authority to serve as principal underwriter for such Portfolio, such notice to be provided to BCE promptly after the Fund terminates NMIS' underwriting agreement.

      Section 10.3. The Article on Indemnification shall continue in full force and effect after termination of this Agreement. In addition, the parties rights and obligations under this Agreement shall continue in full force and effect after termination of this Agreement with respect to Account Holders with assets allocated to the Portfolio(s) at the time of termination.

                           Article 11 CONFIDENTIALITY

      Section 11.1. Parties agree to keep confidential, and to treat as proprietary, all information obtained regarding the other party, its products, clients, employees operations, and any other information obtained during this relationship ("Confidential Information"). Each party agrees not to use any such Confidential Information except as may be required herein. The parties hereto specifically understand that, except as may be required by law or legal process or as requested by regulators having jurisdiction over the party, they must maintain this Confidential Information in such a manner that no third party can access it or that it will not be disclosed to such third party without prior consent of the respective party, provided that the parties may disclose Confidential Information without prior consent of the other parties to any affiliate whose services are necessary to the performance of the disclosing party's obligations under this Agreement.

      Section 11.2. Confidential Information does not include the information which (i) was publicly known and/or was in the possession of the party receiving Confidential Information (the "Receiving Party") from other sources prior to its receipt from the party disclosing Confidential Information (the "Disclosing Party"), or (ii) is or becomes publicly available other than as a result of a disclosure by the Receiving Party or its representatives, or (iii) is or becomes available to the Receiving Party on a nonconfidential basis from a source (other than the Disclosing Party) which, to the best of the Receiving Party's knowledge, and after due inquiry, is not prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation to the Disclosing Party.

      Section 11.3. The parties hereto acknowledge that any nonpublic personal information (as defined by applicable law or regulation promulgated under Title V of the Gramm-Leach-Bliley Act of 1999 (the "Act")) of Account Holders, including customers (both as defined by the Act or other applicable law or regulation including, but not limited to, Regulation S-P, 17 CFR ss.ss. 248.1-248.30), will be disclosed or utilized solely to carry out the terms of the Agreement, including pursuant to an exception contained in any applicable law or regulation promulgated under the Act in the ordinary course of business to carry out the terms of the Agreement. This section shall survive termination of the Agreement.

                          Article 12 ENTIRE AGREEMENT

      Section 12.1. This Agreement and any Exhibits attached hereto and the NSCC Agreement set forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersede all differing terms of prior agreements, arrangements and understandings, written or oral, among the parties.

                         Article 13 AMENDMENTS; WAIVERS

      Section 13.1. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance.

      Section 13.2. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

                               Article 14 NOTICES

      Section 14.1. Unless otherwise specified, all notices and other communications required hereunder shall be in writing and shall be hand delivered, sent by express delivery or mailed by certified mail to the other party at the following address or such other address as each party may give notice to the other:

      (a)   If to NMIS:

            Northwestern Mutual Investment Services, LLC
            Suite 300
            611 E. Wisconsin Ave.
            Milwaukee, WI  53202
            Attention: Eric P. Christophersen

      (b)   If to the Fund:

            Mason Street Funds, Inc.
            720 E. Wisconsin Ave.
            Milwaukee, WI  53202
            Attention: Barbara E. Courtney

      (c)   If to BCE:

            BenefitsCorp Equities, Inc.
            8515 East Orchard Road
            Englewood, Colorado 80111
            ATTENTION: Charles P. Nelson, President
            cc: Beverly A. Byrne, Secretary and Compliance Officer

      Section 14.2. Such addresses may be changed from time to time by any party by providing written notice in the manner set forth above. All notices shall be effective upon delivery as set forth in Section 14.1 above.

                            Article 15 GOVERNING LAW

      Section 15.1. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to conflicts of law principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

                    Article 16 LEGAL RELATIONSHIP OF PARTIES

      Section 16.1. The parties hereto agree that they are independent contractors and not partners or co-venturers, except that the parties acknowledge and agree that BCE shall act as agent for the Fund for the limited purpose of receiving purchase and sale orders from Account Holders.

                              Article 17 CAPTIONS

      Section 17.1. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                            Article 18 SEVERABILITY

      Section 18.1. If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

                            Article 19 COUNTERPARTS

      Section 19.1. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

                            Article 20 FORCE MAJEURE

      Section 20.1. None of the parties hereto shall be liable to the other for any and all losses, damages, costs, charges, counsel fees, payments, expenses or liability due to any failure, delay or interruption in performing its obligations hereunder due to causes or conditions beyond its control including, without limitation, labor disputes, strikes (whether legal or illegal), lock outs (whether legal or illegal), civil commotion, riots, war and war-like operations including acts of terrorism, invasion, rebellion, hostilities, military power, sabotage, governmental regulations or controls, failure of power, fire or other casualty, accidents, national or local emergencies, boycotts, picketing, slow-downs, work stoppages, inability to obtain materials or services, natural disasters, acts of God, or disruptions in orderly trading on any relevant exchange or market.

                         Article 21 OVER/UNDER PAYMENTS

      Section 21.1. If an adjustment is necessary to correct an error caused by NMIS or the Fund which has caused Account Holders to receive less than the amount to which they are entitled, the number of shares of the applicable account of such Account Holder will be adjusted and the amount of any underpayments shall be credited by NMIS to BCE for crediting of such amounts to the applicable Account Holder accounts. Upon notification by NMIS or the Fund of any overpayment due to an error, BCE shall promptly remit to NMIS or the Fund any overpayment that has not been paid to Account Holders; however, NMIS and the Fund acknowledge that BCE does not intend to seek, and is under no obligation to remit to NMIS or the Fund, overpayments forwarded to any Account Holder. In no event shall BCE be liable to Account Holders for any such adjustments or underpayment amounts. In no event shall such over or under payments be offset against the fees payable as set forth in Article 2 of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the previously specified date.

                                          BenefitsCorp Equities, Inc.

                                          By:  /s/CHARLES P. NELSON
                                               --------------------
                                                  Title: President

                                          Northwestern Mutual Investment
                                          Services, LLC

                                          By:  /s/LEONARD F. STECKLEIN
                                               -----------------------
                                               Title: Senior Vice President -
                                                      Variable Annuities

                                          Mason Street Funds, Inc.

                                          By:  /s/MARK G. DOLL
                                               ---------------
                                               Title: President


                                    EXHIBIT A

                                   PORTFOLIOS

NAME OF PORTFOLIO                                     SHARE CLASS OFFERED
-----------------                                     -------------------
Mason Street Aggressive Growth Stock Fund                      A
Mason Street Growth Stock Fund                                 A
Mason Street Small Cap Growth Stock Fund                       A
Mason Street Asset Allocation Fund                             A
Mason Street High Yield Bond Fund                              A
Mason Street Select Bond Fund                                  A


                                    EXHIBIT B

                                      FEES

      The Fund agrees to pay BCE an annual fee of 0.15% of the average aggregate daily net asset value of shares of the Portfolios held in Omnibus Accounts for the benefit of the Account Holders. Such fee shall be paid in arrears, quarterly. Each quarterly fee will be independent of every other quarterly fee.